Exhibit 2.5

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

ADE CRESCENT CITY, LLC,

A DELAWARE LIMITED LIABILITY COMPANY

Dated as of December 1, 2018

THE LIMITED LIABILITY COMPANY INTERESTS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR OTHERWISE REGISTERED OR QUALIFIED PURSUANT TO THE SECURITIES LAWS OF ANY OTHER STATE OR JURISDICTION. THE LIMITED LIABILITY COMPANY INTERESTS EVIDENCED BY THIS AGREEMENT ARE OFFERED FOR INVESTMENT PURPOSES AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT. ANY UNAUTHORIZED ASSIGNMENT OR TRANSFER OF A LIMITED LIABILITY COMPANY INTEREST IN THIS COMPANY WILL BE VOID.

AMENDED AND RESTATED

OPERATING AGREEMENT OF

ADE CRESCENT CITY, LLC

THIS AMENDED AND RESTATED OPERATING AGREEMENT (this "Agreement") OF ADE CRESCENT CITY, LLC (“Company”) is entered into as of the 1st day of December, 2018 (“Effective Date”), by and among Corvette, LLC, a California limited liability company (the “Class A Member”), and American Diversified Energy, LLC, a Delaware limited liability company (the “Class B Member”). The Class A Member and the Class B Member are collectively referred to herein as the “Members.” Capitalized terms used in this Agreement have the meanings set forth in Article I or as set forth elsewhere in this Agreement.

Recitals

WHEREAS, the Company was formed under the Act on February 20, 2018 (the “Formation Date”), by the filing of a certificate of formation (the “Certificate of Formation”) of the Company with the Delaware Secretary of State;

WHEREAS, Class B Member, as the sole initial member of the Company, entered into a Limited Liability Company Operating Agreement, dated February 20, 2018 (the “Existing Agreement”), to govern the affairs of the Company;

WHEREAS, the Company was formed to construct, operate, maintain and own a solar PV generating facility on property owned by the Crescent City Harbor District, located at 101 Citizens Dock Road, Crescent City, CA 95531 (the “System”);

WHEREAS, to provide for the Company’s construction of the System, the Class A Member will make capital contributions to the Company, in the amounts and subject to the terms and conditions set forth herein, in exchange for a 75% membership interest in the Company; and

WHEREAS, the parties hereto now desire to enter into this Agreement to (i) continue the Company; (ii) admit the Class A Member as a Member of the Company; (ii) set forth the Class B Member’s and Class A Member’s rights and obligations as Members of the Company; and (iii) restate all of the provisions governing the Company.

NOW, THEREFORE, in consideration of the foregoing, of mutual promises of the parties hereto and of other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereby agree as follows:

1.      Defined Terms. The following capitalized terms shall have the respective meanings specified in this Article I. Capitalized terms not defined in this Agreement shall have the meaning specified in the Act.

“Act” means the Delaware Limited Liability Company Act, as amended from time to time. “Additional Capital Contribution” means each Member's contribution to the capital of the Company, other than such Member’s Initial Capital Contribution.

“Affiliate” means (a) a Person directly or indirectly controlling, controlled by, or under common control with another Person; (b) a Person owning or controlling 10 percent or more of the outstanding voting securities or beneficial interests of another Person; (c) an officer, director, partner, or member of the immediate family of an officer, director or partner, of another Person; and/or (d) any affiliate of any such Person.

“Agreement” means this Amended and Restated Operating Agreement, as amended from time to time including each exhibit hereto.

“Approved by the Members” or “Approval of the Members” or “Approval” of the “Members” or “as determined by the Members” as used in this Agreement shall mean approval in writing by the Class A Member.

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“Capital Account” means a “Book Capital Account” or “Adjusted Book Capital Account” (both defined in Exhibit B), as applicable.

“Capital Contribution” means each Member's contribution to the capital of the Company pursuant to this Agreement, inclusive of both such Member’s Initial Capital Contribution and such Member’s Additional Capital Contribution(s).

“Cash Available for Distribution” means Gross Revenue minus all cash disbursements for Company expenses, an amount necessary to satisfy all then current Company obligations and expenses and any reserves as determined by the Members to be reasonably necessary for the operation of the Company and its present and future needs.

“Class” means one of two types of Interests of the Company designated in Section 3, each of which carries different rights.

“Class A Interest” means an Interest held by the Class A Member, collective rights under the Agreement, including the Economic Interest and the right to vote or participate in management.

“Class B Interest” means an Interest which represents collective rights under the Agreement, including the Economic Interest and the right to vote or participate in management.

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding revenue law.

“Company” means the limited liability company formed in accordance with this Agreement. “Contributions Balance” means Capital Contributions actually funded less Distributions.

“Distribution” means cash from any source distributed to a Member and the net fair market value of any Company property distributed to a Member, but does not include the repayment of loans made by a Member to the Company or for reimbursement of any Company expense.

“Economic Interest” means a Person's right to share in the income, gains, losses, deductions, credits, or similar items of, and to receive distributions from, the Company, but does not include any other rights of a Member including, without limitation, the right to vote or to participate in management, or any right to information concerning the business and affairs of the Company.

“Gross Revenue” means all income and other revenue of every kind and character received by the Company, without deduction of any kind.

“Initial Capital Contribution” means each Member's initial contribution to the capital of the Company pursuant to Section 3(b).

“Interest Holder” means any Person who holds an Economic Interest.

“Involuntary Withdrawal” means, with respect to a Class A Member, the occurrence of any of the following events:

(i)	the Member makes an assignment for the benefit of creditors;

(ii)	the Member is bankrupt; or

(iii)	the Member seeks, consents to, or acquiesces in the appointment of a bankruptcy trustee or receiver for any substantial part of the Member's properties.

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“Managers” means any Persons designated as such in Section 5.

“Major Decisions” or “Major Decision” shall have the meaning set forth in Section 5(a)(v) below.

“Member” means any person who executes a counterpart of this Agreement as a Member and any Person who subsequently is admitted as a Member of the Company.

“Membership Interest” means a Member's rights in the Company, collectively, including the Member's Economic Interest, any right to vote or participate in management, and any right to information concerning the business and affairs of the Company.

“Negative Capital Account” means a Capital Account with a balance of less than zero. “Operational Plan” shall have the meaning set forth in Section 5(a)(iii)(8) below.

“Percentage Interests” mean the Percentage Interests of the Members shown after their names at the end of this Agreement.

“Person” means and includes an individual, corporation, partnership, association, limited liability company, trust, estate, or other entity.

“Positive Capital Account” means a Capital Account with a balance greater than zero.

“Power Purchase Agreement” means that certain Solar Energy Power Purchase and License Agreement, dated November 21, 2017, by and between Crescent City Harbor District and Renewable Energy Capital, LLC, a Florida limited liability company (“Renewable Energy Capital”), as assigned by Renewable Energy Capital to Company.

“Project Budget” shall have the meaning set forth in Section 5(a)(iii)(8) below.

“Regulation” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

“Secretary of State” means the Secretary of State of the State of Delaware.

“Transfer” means, when used as a noun, any sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, to sell, hypothecate, pledge, assign, or otherwise transfer.

“Voluntary Withdrawal” means a Member's disassociation from the Company by means other than a Transfer or an Involuntary Withdrawal.

2.	Formation and Name; Office; Purpose; Term

(a)    Continuation. The Members hereby acknowledge and agree to the continuation of the Company as a limited liability company pursuant to the Certificate of Formation under the Act.

(b)    Existing Agreement. The Existing Agreement is hereby amended and restated in its entirety. Class A Member and Class B Member hereby execute this Agreement for the purpose of establishing the affairs of the Company and the conduct of its business in accordance with the provisions of the Act. From and after the date of this Agreement, the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement. This Agreement replaces in full any prior operating agreement, whether written or oral, of the Company, including the Existing Agreement.

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(c)     Name of the Company. The name of the Company is ADE Crescent City, LLC.

(d)    Business and Purpose of the Company. The purposes of the Company are set forth in the Recitals above and extend to any lawful activities for which a limited liability company may be organized under the Act; provided that the Company shall not conduct any banking, insurance or trust company business.

(e)    Representations and Warranties by Class B Member Regarding the SEPPLA: The Class B Member represents and warrants as follows:

(i)    The Company was formed to construct, operate, maintain and own the System on property owned by the Crescent City Harbor District, located at 101 Citizens Dock Road, Crescent City, CA 95531.

(ii)    The Solare Energy Power Purchase and License Agreement, as amended by Amendment No. 1 thereto, which is attached hereto as Exhibit “C” (the “SEPPLA”) and is incorporated herein by this reference, will, upon signature of Such Amendment No. 1 by the President of the Board of Harbor Commissioners, be binding on the Company and the Crescent City Harbor District in accordance with its terms and be in full force and effect.

(iii)   The SEPPLA attached hereto as Exhibit C is a complete and correct copy of the SEPPLA, including all modifications, amendments and supplements thereto and waivers thereunder.

(iv)  There are no material disputes pending or threatened under the SEPPLA.

(v)   No party to the SEPPLA is in breach of or default under, or is alleged to be in breach of or default under, or has provided or received any notice of any intention to terminate such agreement.

(vi)   No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under the SEPPLA or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

(f)

(g)    Term. The Company shall continue in existence until dissolved as provided by this Agreement or the Act.

(h)    Principal Place of Business. The Company's Principal Place of Business shall be located at 711 W. 17th Street, Suite D-5, Costa Mesa, CA 92627 or such other place that Managers may select.

(i)    Resident Agent. The name and address of the Company's resident agent in the State of Delaware is The Corporation Trust Company, 1209 Orange St., Wilmington, DE 19801.

(j)    Recitals. The Recitals set forth above are incorporated herein by reference and made a part of this Agreement as though set forth in full and shall constitute not only recitations of fact, but contractual obligations and duties of the Members, Managers and the Company.

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3.	Members; Capital; Capital Accounts; Percentage Interests

(a)    Classes of Interests. The Company is authorized to issue two (2) Classes of Interests, which shall be designated as “Class A Interests” and “Class B Interests”, each of which shall carry the rights, preferences and burdens set forth in this Agreement. Each Member shall have the Percentage Interest determined by dividing such Member’s Interests by the total number of all Interests then outstanding, as set forth on Exhibit A attached hereto.

(b)    Initial Capital Contributions.

(i)    Class A Member. The funds to be utilized by Corvette, LLC to make its Capital Contribution as the Class A Member are currently held by Mission 1031 Exchange. Within five (5)   days of the last to occur of the following events, the Class A Member shall contribute the sum of Two Million Dollars ($2,000,000.00) to the Company (a “Capital Contribution”):

1.	the release of such funds from Mission 1031 Exchange to the Class A Member; or

2.	receipt by the Class A Member of the fully signed Amendment No. 1 to the Solar Energy Power Purchase and License Agreement, which is part of the SEPPLA attached hereto as Exhibit C.

The proceeds from the Class A Member's Capital Contribution shall be used by the Managers to complete the construction of the System, including obtaining all building permits, paying fees required by governmental agencies, and reimbursement of certain expenses incurred by the Class B Member totaling $400,000.

(ii)    Class B Member. The Initial Capital Contribution of the Class B Member shall include all of its right, title and interest in and to the System.

(c)    Additional Capital Contributions. The Class B Member shall be required to contribute an amount equal to the License Fee (as defined in the Power Purchase Agreement), within 5 days after the Commercial Operation Date (as defined in the Power Purchase Agreement). Except for the foregoing, the Members shall not be required to contribute any additional capital to the Company, and no Member shall have personal liability for any obligation of the Company except as set forth in this Agreement. Upon any Additional Capital Contribution, Exhibit “A” shall be amended to reflect the Member's Additional Capital Contribution.

(d)    No Interest on Contributions. Neither Members nor Interest Holders shall be paid interest with respect to Capital Contributions.

(e)    Return of Contributions. Except as otherwise provided in this Agreement, no Member or Interest Holder shall have the right to receive the return of any Capital Contribution or withdraw from the Company, except upon the dissolution of the Company or as otherwise provided herein.

(f)    Form of Return of Capital. If a Member or an Interest Holder is entitled to receive the return of a Capital Contribution upon dissolution of the Company, the Company may distribute to all Members alike in lieu of money, fractional interests in any carried back purchase money note or other property, held by the Company having a value equal to the amount of money otherwise distributable to such Persons.

(g)    Capital Accounts. A separate Capital Account shall be maintained for each Member and Interest Holder.

(h)    Loans and Other Business Transactions. The Class B Member may make or cause a loan to be made to the Company in an amount and on those terms Approved by the Members. Members may also transact other business with the Company that is Approved by the Members and, in doing so, they shall have the same rights and are subject to the same obligations arising out of any such business transaction as would be enjoyed by and imposed upon any Person, not a Member, engaged in a similar business transaction with the Company.

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4.	Profit, Loss and Distribution

(a)     Allocations.

(i)    Allocation of Net Profits. After giving effect to the special allocations of depreciation deductions and tax credits provide below in Section 4(a)(iii) and special allocations set forth in Exhibit B, Section 2, the Net Profits of the Company for any taxable year shall be allocated in the following order and priority:

(1)    Chargeback of Residual Losses. First, to Members to the extent of the amount, if any, by which the Net Losses previously allocated to Members under Section 4(a)(ii)(3) exceed the Net Profits previously allocated to Members under this subsection.

(2)    Restore Contributions Balances. Next, among the Members in proportion to and to the extent of the amount, if any, by which, for each such Member, the Net Losses previously allocated to such Member under the last clause of Section 4(a)(ii)(2) exceed the Net Profits previously allocated to such Member under this subsection.

(3)    Allocation of Remainder. The remainder, if any, shall be allocated to the Members in proportion to their respective Percentage Interests.

(ii)    Allocation of Net Losses. After giving effect to the special allocations of depreciation deductions and tax credits provide below in Section 4(a)(iii) and special allocations set forth in Exhibit B, Section 2, the Net Losses of the Company for any taxable year shall be allocated in the following order and priority:

(1)    Chargeback of Residual Profits. First, to the Members in proportion to and to the extent of the amount by which, for each Member, the Net Profits previously allocated to such Member under Section 4(a)(i)(3), exceed the Net Losses previously allocated to such Member under this subsection.

(2)    Reduce Contributions Balances. Next, among the Members, prorata with their respective Contributions Balances, until all such Contributions Balances are reduced to zero ($0).

(3) Residual Losses. Next, to the Members in proportion to their respective Percentage Interests.

(iii)    Allocation of Depreciation Deductions and Tax Credits. All depreciation deductions and tax credits associated with the first two million dollars of investment by the company into the System shall be allocated to the Class A Member. Depreciation deductions and tax credits associated with investment by the Company into the System that is in excess of the Class A Member’s two- million-dollar contribution, shall be allocated to the Class B Member, in the event the Class B Member contributes the funds necessary for the company to make such investment into the System. Depreciation deductions and tax credits from investments into the System that are in excess of two-million-six-hundred-thousand dollars will be allocated to each Member in proportion to his or her respective Percentage Interest in the Company.

(iv)    Deficit Restoration Obligation. If a Member has a deficit in its adjusted Capital Account following the liquidation (as defined in Treasury Regulation Section 1.704- 1(b)(2)(ii)(g), a "Liquidation") of its interest in the Company, as determined after taking into account all capital account adjustments for the Company’s taxable year during which such Liquidation occurs (other than those made pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(3)), such Member shall be unconditionally obligated to restore the amount of such deficit balance to the Company by the end of such taxable year (or, if later, within 90 days after the date of such Liquidation), which amount shall, upon liquidation of the Company, be paid to creditors of the Company or distributed to other Interest Holders in accordance with their positive Capital Account balances (in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2)). This Section 4(a)(iv) is to be implemented prior to application of the income allocation provisions of Sections 4(a)(i) and (ii) above.

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(b)   Cash Available for Distribution. Cash Available for Distribution shall be distributed to the Members in proportion to their respective Percentage Interests.

(c)     Liquidation and Dissolution.

(i)    Upon liquidation of the Company, the Members shall first receive the amount of money necessary to reduce the Members’ Contributions Balances to zero ($0) after applying any Distributions the Members have received from Section 4(b), and then the assets of the Company and any proceeds therefrom shall be distributed to the Members in accordance with their positive balances in their respective Capital Accounts, after giving effect to all Capital Contributions, Distributions, and allocations for all periods. Distributions to the Interest Holders pursuant to this Section 4(c)(i) shall be made in accordance with Regulation Section 1.704-1(b)(2)(ii)(b)(2). This Agreement is intended to satisfy the alternate test for economic effect under Regulation Section 1.704-1(b)(ii)(d).

(ii)    Each Interest Holder shall be obligated to restore a Negative Capital Account in accordance with Section 4(a)(iv) above, and this provision supersedes any contrary provision in Exhibit B.

5.	Management: Rights, Powers, and Duties

(a)	Management.

(i)    Managers. The Company shall be managed by the Class B Member (“Managers”). Managers shall have the authority to manage the operation of the business and affairs of the Company, subject to the restrictions and limitations provided in this Agreement, including without limitation the provisions of Section 5(a)(v) below. To the extent that Managers engage an Affiliate to perform any functions, the compensation payable to such Affiliate shall not exceed the sums that would be payable to an unrelated third party in an arms-length transaction.

(ii)    Authority of Managers. Subject to the terms and conditions of this Agreement, Managers shall have responsibility and authority for the day to day management and operation of the business and affairs of the Company in accordance with the Operational Plan and Project Budget, for implementing all Major Decisions that have been Approved by the Members and for managing the Company consistent with the other terms and conditions of this Agreement, including, without limitation, the requirements of obtaining Approval of the Members as provided in this Agreement. Managers accept and agree to perform their duties and undertake its responsibilities set forth in this Agreement, to act in good faith and in the best interests of the Company and to exercise commercially reasonable efforts to cause the System to be operated and managed in accordance with the Operational Plan and the Project Budget. Except as expressly set forth herein to the contrary, Managers shall act as the Company’s representative with respect to all aspects of the management of the System and other assets of the Company, shall perform or cause to be performed the specified reporting functions, shall use commercially reasonable efforts to comply with and perform all obligations of the Company, shall execute and implement all Major Decisions that have been Approved and shall monitor the System consistent with the Operational Plan and Project Budget and with any Approval. Managers shall act as the Company’s representative in connection with any proposed sale or financing transaction, providing required financial information or other documentation, dealing with brokers and potential sources of financing or purchasers and performing such related additional duties as the Members may reasonably request. Managers are, to the extent of their rights and powers set forth in this Agreement, the “manager” of the Company within the meaning of the Act for the purpose of conducting the Company’s business and the actions of Managers taken in accordance with such rights and powers shall bind the Company. Subject to the foregoing restrictions and limitations, including, but not limited to, those set forth in Section 5(a)(v) below, and in accordance with Major Decisions that have been Approved by the Members, the authority of Managers to control and direct the administration of the business and affairs of the Company shall include, without limitation, the authority:

(1)    To participate in any necessary activities associated with the investment and construction activities;

(2)    To cause the construction of the System and appurtenances, including the entering into of construction contracts and the supervision of the construction;

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(3)    To spend the capital and income of the Company in the exercise of any rights or powers possessed by Managers hereunder;

(4)    To manage the System, and to enter into and to perform agreements with others with respect to management of the System;

(5)    To purchase from others, at the expense of the Company, contracts of liability, casualty and other insurance which Managers deem advisable, appropriate or convenient for the protection of the properties or affairs of the Company or for any other purpose convenient or beneficial to the Company;

(6)    This Section is intentionally omitted.

(7)    To engage, retain or deal with such persons as brokers, contractors, engineers, architects, consultants, accountants, lawyers and such other persons as Managers shall deem advisable for the proper operations of the business of the Company;

(8)    To enter into and perform such agreements, contracts, documents and instruments with such parties and to give such receipts, releases and discharges with respect to all of the foregoing and any matters incident thereto as Managers may deem advisable, appropriate or convenient;

(9)    To possess and exercise any additional powers and rights of a manager in a limited liability company, including, without limitation, powers and rights under the Act and any other applicable laws to the extent not expressly inconsistent with this Agreement; and

(10)   To execute any documents on behalf of the Company consistent with the rights and powers granted to Managers hereunder.

(iii)   Enumeration of Specific Duties of Managers. Managers shall devote such time to the Company and its business as shall be reasonably necessary to conduct the business of the Company and to carry out Managers’ responsibilities herein. Without limiting the generality of the foregoing, and subject to the provisions of Section 5(a)(v) below, Managers shall have the right and duty to do, accomplish and complete, for and on behalf of the Company all of the following:

(1)    implement Major Decisions that have been Approved by the Members;

(2)    use commercially reasonable efforts to collect all solar energy charges under its power purchase agreement and other charges which may become due at any time from the off-taker and any other monies due the Company in connection with the System. All monies collected are to be deposited in the applicable Company bank account;

(3)    coordinate negotiation of contracts with, and coordinate activities among all applicable service providers such as architects, engineers, designers, brokers, consultants, attorneys and other professionals providing services to the Company in connection with the construction of the System;

(4)    use commercially reasonable efforts to notify the Members of any conditions which would cause the System to be in violation of any governmental requirements, and take such remedial action as it determines, in the exercise of reasonable business judgment, to be necessary or required to cause the System to remain in compliance with any governmental requirements;

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(5)    review bills for real estate taxes, improvements, assessments and other like charges which are or may become liens against the System and as part of the Operational Plan and Project Budget recommend payment, appeal or application for abatement as in its reasonable judgment it shall determine; and assist the Company in the preparation and prosecution of any such appeal or application for abatement;

(6)    submit to the Members for Approval of the Members an operational plan for the System (the “Operational Plan”), which shall include (i) a proforma for the System, (ii)  a reasonably detailed line item construction budget and cost breakdown showing the projected cost of the System, including, without limitation, development, construction and commencement of operation (the “Project Budget”), and (iii) a reasonably detailed construction schedule for the development and construction of the System (“Construction Schedule”);

(7)    at the request of a Member, not less than once each calendar quarter, Managers shall make a presentation to the Members detailing the status of the System and performance of Managers’ duties hereunder at the Company’s principal place of business; provided, however, if mutually agreed by the Members, such presentation may be made telephonically;

(iv)   No Authority to Hire Employees. The Company shall have no employees and Managers shall have no authority to hire any employees of the Company.

(v)   Decisions Requiring Approval of the Members. No act shall be taken, sum expended, decision made or obligation incurred by the Company or Managers or any Member with respect to a matter outside the scope of the Operational Plan but within the scope of any of the major decisions enumerated below (the “Major Decisions”), unless and until the same has been Approved by the Members or expressly delegated to Managers taking such action by the Approval of the Members in writing. In the event of any need for the Approval of the Members to any Major Decision, Managers shall make such request of the Members in writing in accordance with Section 9(b) below and shall include with such notice any information reasonably necessary for the representatives to make an informed decision. Whenever a Member shall disapprove any request for approval of a Major Decision pursuant to this Section 5(a)(v), it shall, to the extent possible, specify particular items that it is disapproving. The Major Decisions are:

(1)    approve, or materially amend or modify the Operational Plan;

(2)    approve, amend or modify the Project Budget;

(3)    compromise any Company claim for any reason or confess judgment against the Company in excess of Fifty Thousand Dollars ($50,000) in each instance provided that Managers shall provide notice to the Members at least three (3) days prior to settling any uninsured claim;

(4)    (i) the sale, exchange, transfer, assignment or other disposition of all or a material portion of Company assets, (ii) any financing secured by the System or any portion thereof, (iii) any casualty with respect to the System or any portion thereof, or (iv) any claim under any policy of title insurance;

(5)    to borrow money, issue evidences of indebtedness or grant any mortgages or other encumbrances on or security interests in assets, or make any commitments to borrow funds or provide any monetary consideration to obtain a commitment for the loan of funds;

(6)    enter into or amend, modify or terminate any contract or series of related contracts for the servicing, operation, maintenance and repair of the System other than any contract that (A) is terminable without penalty upon not more than thirty (30) days’ prior written notice from the Company, (B) is entered into in the ordinary course of business, or (C) is for work or services contemplated in the Operational Plan and Project Budget;

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(7)    institute legal action or proceedings (including any tax abatement proceeding) or otherwise bring or prosecute any claim or settle any claim or any other matter, in each case outside of the ordinary course of business (dispossession or other enforcement actions against defaulting tenants and in defense of insured third party tort claims being deemed within the ordinary course of business) or settle any tax abatement or eminent domain taking to the extent that the amount in controversy is in excess of Fifty Thousand Dollars ($50,000);

(8)    pay any fees, compensation or expense reimbursement to Managers or any Affiliate of Managers or enter into any transaction with any Affiliate of Managers;

(9)    alter the primary purpose of the Company;

(10)  conduct any act in contravention of this Agreement or which would make it impossible to carry on the ordinary business of the Company; and

(11)   perform any act which would subject any Member to personal liability.

Each Member shall be given ten (10) days written notice of any contemplated act of the Company concerning the matters referred to in this Section. Such notice shall state that the Members shall have the right to vote on such matter and shall request that each Member express approval or disapproval of the respective act in writing within ten (10) days of the date the Member is deemed to have received said notice.

(vi)   Limitation on Authority of Members.

(1)    No Member is an agent of the Company solely by virtue of being a Member, and no Member has authority to act for the Company solely by virtue of being a Member.

(2)    This Section 5(a) supersedes any authority granted to the Members pursuant to Section 18-302 of the Act. Any Member who takes any action or binds the Company in violation of this Section 5(a) shall be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to the loss or expense.

(vii) Removal of Managers. Class B Member shall not be removed as Managers without their written consent, unless and except if Class B Member shall commit an act involving gross negligence, fraud, misappropriation, willful misconduct or waste in connection with any of their obligations hereunder. The Class A Member shall have the right to elect to remove the Class B Member as Managers following adjudication by delivering written notice of such election to the Class B Member. Upon the removal of the Class B Member as Managers, (A) Class B Member shall no longer serve as Managers and Class B Member shall have no further rights or obligations to manage the Company, and (B) the Class A Member may terminate, in its sole and absolute discretion, any contracts or agreements entered into between the Company, on the one hand, and Class B Member or any Affiliate, on the other hand. Any removal of Managers shall be effective immediately following the effective date of the Removal Notice (regardless of whether Managers contest the right of the Class A Member to remove Managers at such time).

(viii) Replacement of Managers. From and after the removal of Class B Member as Managers, (i) the Class A Member may, in its sole and absolute discretion, designate and/or admit as an additional member any person as a replacement Managers and/or appoint a new manager (“Replacement Manager"), and (ii) the Replacement Managers shall be entitled to exercise all the management rights, and perform all of the duties and obligations, of Managers under this Agreement (as such rights, duties and obligations may be modified with the approval of Members holding, in the aggregate, more than 50.00% of the Class B Interests).

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(b)	Meetings of and Voting by Members.

(i)    A meeting of the Members may be called at any time by Managers or by the Members. Meetings of Members shall be held at the Company's principal place of business or at any other place in Orange County, California designated by the Person or Persons calling the meeting. Not less than ten (10) nor more than sixty (60) days before each meeting, the Person or Persons calling the meeting shall give written notice of the meeting to each Member entitled to vote at the meeting. The notice shall state the time, place, and purpose of the meeting. Notwithstanding the foregoing provisions, each Member who is entitled to notice may waive notice, either before or after the meeting, by executing a waiver of such notice, or by appearing at and participating, in person or by proxy in the meeting.

(ii)   Except as otherwise provided in this Agreement expressly including Section 5(b)(i) above, the votes of the Class A Interest shall be required to approve any matter coming before the Members.

(iii)   In lieu of holding a meeting, the Members may take action by written consents specifying the action to be taken, which consents must be executed and delivered to the Company by all of the Members. Any such approved action shall be effective immediately.

(iv)  A decision to continue the business of the Company after dissolution of the Company shall require the unanimous vote or consent of the Members.

(c)	Personal Service; Reimbursement of Expenses.

(i)    No Member shall be required to perform services for the Company solely by virtue of being a Member. Unless approved by Managers and except as expressly set forth in this Agreement, no Member shall perform services for the Company or be entitled to compensation for services performed for the Company.

(ii)    Except as expressly set forth in this Agreement, unless approved by all of the Members, Managers shall not be entitled to compensation for services performed for the Company. However, upon substantiation of the amount and purpose thereof, Managers shall be entitled to reimbursement for expenses reasonably incurred, and advances reasonably made, in furtherance of the business of the Company.

(d)	Duties of Parties.

(i)    Managers shall devote such time to the business and affairs of the Company as is necessary to carry out Managers’ duties set forth in this Agreement.

(ii)    Except as otherwise expressly provided in Sections 5(d)(iii) and 5(d)(iv), nothing in this Agreement shall be deemed to restrict in any way the rights of any Member, or of any Affiliate of any Member, to conduct any other business or activity whatsoever, and no Member shall be accountable to the Company or to any other Member with respect to that business or activity even if the business or activity competes with the Company's business. The organization of the Company shall be without prejudice to the Members' respective rights (or the rights of their respective Affiliates) to maintain, expand, or diversify such other interests and activities and to receive and enjoy profits or compensation therefrom. Each Member waives any rights the Member might otherwise have to share or participate in such other interests or activities of any other Member or the Member's Affiliates.

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(iii)   The only fiduciary duties a Manager owes to the Company and the other Members are the duty of loyalty and the duty of care set forth in subdivisions 5(d)(iii)(1) and 5(d)(iii)(2):

(1)    A Manager's duty of loyalty to the Company and the other Members is limited to the following:

a. To account to the Company and hold as trustee for it any property, profit, or benefit derived by Managers in the conduct or winding up of the Company's business or derived from a use by Managers of Company property, including the appropriation of a Company opportunity, without the consent of the other Members;

b. To refrain from dealing with the Company in the conduct or winding up of the Company business as or on behalf of a party having an interest adverse to the Company without the consent of the other Members.

(2)    A Manager's duty of care to the Company and the other Members in the conduct and winding up of the Company business is limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of law.

(iv)   Members who are not Managers do not have, and shall not be deemed to have, fiduciary duties to the Company or the other Members except to the extent any such fiduciary duty shall be based upon or arise out of another relationship or contract between such Member and the person or entity asserting the existence of a fiduciary duty.

(e)	Indemnification of Managers.

(i)     Managers shall not be liable, responsible, or accountable, in damages or otherwise, to any Member or to the Company for any act performed by such Managers within the scope of the authority conferred on such Managers by this Agreement, and within the standard of care specified in Section 5(e)(ii).

(ii)    The Company shall indemnify each Manager for any act performed by Manager within the scope of the authority conferred on Managers by this Agreement, unless such act constitutes grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of law.

(f)	Power of Attorney.

(i)    Grant of Power. Each Member constitutes and appoints each of Managers as the Member's true and lawful attorney-in-fact ("Attorney-in-Fact"), and in the Member's name, place, and stead, to make, execute, sign, acknowledge, and file:

(1)    one or more Articles of Organization;

(2)    all documents (including amendments to Articles of Organization) which the Attorney-in-Fact deems appropriate to reflect any amendment, change, or modification of this Agreement;

(3)    any and all other certificates or other instruments required to be filed by the Company under the laws of the State of Delaware or of any other state or jurisdiction, including, without limitation, any certificate or other instruments necessary in order for the Company to continue to qualify as a Limited Liability Company under the laws of the State of Delaware; and

(4)    one or more fictitious trade name certificates.

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(ii)   Irrevocability. The foregoing power of attorney is irrevocable and is coupled with an interest, and, to the extent permitted by applicable law, shall survive the death or disability of a Member. It also shall survive the Transfer of a Membership Interest, except that if the Assignee is admitted as a Member, this power of attorney shall survive the delivery of the assignment for the sole purpose of enabling the Attorney-in-Fact to execute, acknowledge, and file any documents needed to effectuate the substitution. Each Member shall be bound by any representations made by the Attorney-in-Fact acting in good faith pursuant to this power of attorney, and each Member hereby waives any and all defenses which may be available to contest, negate, or disaffirm the action of the Attorney-in-Fact taken in good faith under this power of attorney.

6.	Transfer of Interests and Withdrawals of Members; Option to Buy Out

(a)    Transfers. Except as provided herein, no Member shall Transfer all, or any portion of, or any interest or rights in, the Membership Interest owned by the Member. Each Member hereby acknowledges the reasonableness of this prohibition in view of the purposes of the Company and the relationship of the Members. The attempted Transfer of any portion or all of a Membership Interest in violation of the prohibition contained in this Section 6(a) shall be deemed invalid, null and void, and of no force or effect, except any Transfer mandated by operation of law and then only to the extent necessary to give effect to such Transfer by operation of law.

(i)    Notwithstanding the foregoing, a Member may Transfer all or any portion of or any interest or rights in the Membership Interest if each of the following conditions ("Conditions of Transfer") is satisfied:

(1)    The Transfer is to an Affiliate of such Member;

(2)    the Transfer may be accomplished without registration, or similar process, under federal and state securities laws;

(3)    the Transferee delivers to the Company a written agreement to be bound by the terms of Section 6 of this Agreement;

(4)    the Transfer will not result in the termination of the Company pursuant to IRC Section 708;

(5)    the Transfer will not result in the Company being subject to the Investment Company Act of 1940, as amended; and

(6)    the Transferor or the Transferee delivers the following information to the Company: (i) the transferee's taxpayer identification number; and (ii) the Transferee's initial tax basis in the transferred Membership Interest.

(ii)    If the Condition of Transfer set forth in Section 6(a)(i)(1) is not satisfied with respect to a Class A Member, then the Transfer shall be deemed an Involuntary Withdrawal, subject to Section 6(c) below.

(b)	Withdrawal of a Member.

(i)    Except as expressly otherwise provided in this Agreement, no Member shall have the right or power to Voluntarily Withdraw from the Company.

(c)	Optional Buyout in Event of Involuntary Withdrawal.

(i)    If the Members elect to continue the Company after an Involuntary Withdrawal, the withdrawn Member or the successor in interest to such Member (the "Withdrawn Member") shall be deemed to offer for sale to the Company (the "Withdrawal Offer") all of the Membership Interest of the Withdrawn Member (the "Withdrawal Interest").

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(ii)    The Withdrawal Offer shall be and remain irrevocable for a period (the "Withdrawal Offer Period") ending at 11:59 P.M. local time at the Company's principal office on the sixtieth (60th) day following the date the Members elect to continue the Company. At any time during the Withdrawal Offer Period, the Company may accept the Withdrawal Offer by notifying the Withdrawn Member of its acceptance (the "Withdrawal Notice"). The Withdrawn Member shall not be deemed a Member for the purpose of the vote on whether the Company shall accept the Withdrawal Offer.

(iii)    If the Company accepts the Withdrawal Offer, the Withdrawal Notice shall fix a closing date (the "Withdrawal Closing Date") for the purchase which shall be not earlier than ten

(10) or later than ninety (90) days after the expiration of the Withdrawal Period.

(iv)    If the Company accepts the Withdrawal Offer, the Company shall purchase the Withdrawal Interest for its appraised value, which amount is consistent with the intent of the Members entering into this Agreement.

(d)   Right of First Refusal. During the term of this Agreement, Class B Member grants Company a right of first refusal to participate in any business opportunity within Crescent City, California offered to Class B member in accordance with the procedures set forth in this Section. 6(d). Prior to entering into any transaction within Crescent City, California, Class B Member shall provide notice to Class A Member describing the business opportunity in reasonable detail and including a term sheet (or similar commitment from the customer) and pro forma financial projections. Company shall have thirty (30)  days following the date Class B Member first presents Class A Member such offer to accept such offer by a majority vote of the Class A Member. Upon such acceptance of the offer, Class B Member shall commence good faith negotiations with the customer to consummate the business transaction for the benefit of the Company. If Class A Member rejects the offer or fails to accept the offer within the 30 day period, Class B Member shall be free to enter into a transaction with the customer relating to the business opportunity on the same terms and conditions as the term sheet delivered to Class A Member.

7.	Dissolution, Liquidation, and Termination of the Company

(a)     Events of Dissolution. The Company shall be dissolved upon the happening of the first to occur of an event specified in Section 18-801 of the Act.

(b)    Procedure for Winding Up and Dissolution. If the Company is dissolved, Managers shall wind up its affairs. On winding up of the Company, the assets of the Company shall be distributed, first to creditors of the Company, including Interest Holders who are creditors, in satisfaction of the liabilities of the Company, and then, to the Interest Holders in accordance with Section 4(c)(i) of this Agreement.

(c)    Filing of Certificate of Cancellation. Upon completion of the affairs of the Company, Managers shall promptly file the Certificate of Cancellation of Articles of Organization with the Secretary of State. If there are no Managers, then the Certificate of Cancellation shall be filed by the remaining Members; if there are no remaining Members, the Certificate shall be filed by the last Person to be a Member; if there is neither a Manager, remaining Members, nor a Person who last was a Member, the Certificate shall be filed by the legal or personal representatives of the Person who last was a Member.

8.	Books, Records, Accounting, and Tax Elections

(a)    Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts opened in the Company's name. Managers shall determine the financial institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

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(b)	Books and Records.

(i)    Managers shall keep or cause to be kept complete and accurate books, records, and financial statements of the Company and supporting documentation of transactions with respect to the conduct of the Company's business. The books, records, and financial statements of the Company shall be maintained on the accrual method of accounting. Such books, records, financial statements, and documents shall include, but not be limited to, the following:

(1)    a current list of the full name and last known business or residence address of each Member and Interest Holder, in alphabetical order, with the Capital Contribution(s) and the share in profits and losses of each Member and Interest Holder specified in such list;

(2)    a current list of the full name and business or residence address of each Manager;

(3)    the Articles of Organization, including all amendments; and any powers of attorney under which the Articles of Organization or amendments were executed;

(4)    federal, state, and local income tax or information returns and reports, if any, for the six most recent taxable years;

(5)    this Agreement and any amendments thereto; and any Powers-of-Attorney under which this Agreement or amendments were executed;

(6)    financial statements for the two most recent years;

(7)    internal books and records for the current and three most recent years; and

(8)    a true copy of relevant records indicating the amount, cost, and value of all property which the Company owns, claims, possesses, or controls.

(ii)    Such books, records, and financial statements of the Company and supporting documentation shall be kept, maintained, and available at the Company's office within the State of California.

(c)	Right to Inspect Books and Records; Receive Information.

(i)    Upon the reasonable request of a Member for a purpose reasonably related to the interest of that Member of the Company, Managers shall promptly deliver to the requesting Member at the expense of the Company a copy of this Agreement, as well as the information required to or actually be maintained by the Company.

(ii)    Each Member and Manager has the right upon reasonable request, and for purposes reasonably related to the interest of that Member or Manager of the Company, to do the following:

(1)    to inspect and copy during normal business hours any of the records required to be or actually maintained by the Company; and

(2)    to obtain from the Company promptly after becoming available, a copy of the Company's federal, state, and local income tax or information returns for each year.

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(iii)    If Managers have executed an amendment to the Articles of Organization or this Agreement pursuant to a power of attorney from the Members, Managers must promptly furnish to the Members a copy of such amendment.

(iv)    Managers shall send or shall cause to be sent to each Member or Interest Holder within 90 days after the end of each fiscal year of the Company: (i) such information as is necessary to complete federal and state income tax or information returns, and (ii) if the Company has 35 or fewer Members, a copy of the Company's federal, state, and local income tax or information returns for the fiscal year.

(d)    Annual Accounting Period. The annual accounting period of the Company shall be its taxable year. The Company's taxable year shall be the prior twelve month period, or portion thereof, ending September 30.

(e)    Tax Matters. For purposes of this Section 8(e), unless otherwise specified, all references to provisions of the Code shall be to such provisions as enacted by the Bipartisan Budget Act of 2015 as such provisions may subsequently be modified.

(i)    The Managers shall be the Company’s designated “partnership representative” within the meaning of Code Section 6223 (the “Tax Representative”) with sole authority to act on behalf of the Company for purposes of Subchapter C of Chapter 63 of the Code and any comparable provisions of state or local income tax laws.

(ii)    If the Company qualifies to elect pursuant to Code Section 6221(b) (or successor provision) to have Subchapter C of Chapter 63 of the Code not apply to any federal income tax audits and other proceedings, the Managers shall cause the Company to make such election.

(iii)    If any “partnership adjustment” (as defined in Code Section 6241(2)) is determined with respect to the Company, the Tax Representative shall promptly notify the Members upon the receipt of a notice of final partnership adjustment, and shall take such actions as directed by a majority of the Members in writing within 10 business days after the receipt of such notice, including whether to file a petition in Tax Court, cause the Company to pay the amount of any such adjustment under Code Section 6225, or make the election under Code Section 6226.

(iv)    If any “partnership adjustment” (as defined in Code Section 6241(2)) is finally determined with respect to the Company and the Tax Representative has not caused the Company to make the election under Code Section 6226, then (i) the Members shall take such actions requested by the Tax Representative, including filing amended tax returns and paying any tax due in accordance with Code Section 6225(c)(2); (ii) the Tax Representative shall use commercially reasonable efforts to make any modifications available under Code Section 6225(c)(3), (4) and (5); and (iii) any “imputed underpayment” (as determined in accordance with Code Section 6225) or partnership adjustment that does not give rise to an imputed underpayment shall be apportioned among the Members of the Company for the taxable year in which the adjustment is finalized in such manner as may be necessary (as determined by the Tax Representative in good faith) so that, to the maximum extent possible, the tax and economic consequences of the partnership adjustment and any associated interest and penalties are borne by the Members based upon their interests in the Company for the reviewed year.

(v)    If any subsidiary of the Company (i) pays any partnership adjustment under Code Section 6225; (ii) requires the Company to file an amended tax return and pay associated taxes to reduce the amount of a partnership adjustment imposed on the subsidiary, or (iii) makes an election under Code Section 6226, the Tax Representative shall cause the Company to make the administrative adjustment request provided for in Code Section 6227 consistent with the principles and limitations set forth in Sections 1(d)-(e) above for partnership adjustments of the Company, and the Members shall take such actions reasonably requested by the Tax Representative in furtherance of such administrative adjustment request.

(vi)    The obligations of each Member or former Member under this Section 8(e) shall survive the transfer or redemption by such Member of its Membership Interest and the termination of this Agreement or the dissolution of the Company.

(f)     Tax Elections. Managers shall have the authority to make all Company elections permitted under the Code, including, without limitation, elections of methods of depreciation and elections under IRC Section 754. The decision to make or not make an election shall be at Managers’ sole and absolute discretion.

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9.	General Provisions

(a)   Assurances. Each Member shall execute all certificates and other documents and shall do all such filing, recording, publishing, and other acts as Managers deem appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

(b)   Notifications. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively a "notice") required or permitted under this Agreement must be in writing and either delivered personally, or sent by electronic communication (e mail) confirmed by a writing sent by certified or registered mail, postage prepaid, return receipt requested, or sent (without electronic communication) by certified or registered mail, postage prepaid, return receipt requested. Any notice to be given hereunder by the Company shall be given by Managers. A notice must be addressed to an Interest Holder at the Interest Holder's last known address on the records of the Company. A notice to the Company must be addressed to the Company's principal office. A notice delivered personally will be deemed given only when acknowledged in writing by the Person to whom it is delivered. A notice that is sent by e mail will be deemed given one (1) business day after written confirmation copy is sent. A notice that is sent by mail will be deemed given three (3) business days after it is mailed. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; and, thereafter, notices are to be directed to those substitute addresses or addressees.

(c)    Specific Performance. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

(d)   Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement among the Members. It supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty. Except as expressly provided otherwise herein, this Agreement may not be amended without the written consent of all of the Members.

(e)     Applicable Law, Interpretation. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of California. The Agreement shall be construed simply according to its fair meaning and shall not be construed strictly for or against any party by reason of the express understanding that each party either participated equally in the negotiation and preparation of this Agreement or had the opportunity to do so. In the event that any provision of this Agreement is determined to be void, voidable or unenforceable, the remaining provisions shall remain in full force and effect.

(f)     Article and Section Titles. The headings herein are inserted as a matter of convenience only and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

(g)    Binding Provisions. This Agreement is binding upon, and to the limited extent specifically provided herein, inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and assigns.

(h)    Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the Person may in the context require.

(i)     Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

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(j)     Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, including any faxed or emailed signature page, and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

(k)    Waiver of Partition. Each Member hereby waivers any right of partition or any right to take any other action which otherwise might be available to it or for the purpose of severing its relationship with the Company or its interests in the assets held by the Company from the interests of the other Members, except as provided in this Agreement.

(l)     Investment Representations. By signing this Agreement, each Member represents to Managers and to the Company and agrees as follows.

(i)    It is acquiring its Membership Interest for investment for its own account, and not with a view to sell, assign, pledge, hypothecate or otherwise distribute the Company Interest, and that it is not presently intended that the Company Interest will be divided with others, disposed of, sold or otherwise transferred.

(ii)    It is acquiring the Membership Interest after private negotiation with the Company. It has not been attracted to acquire the Membership Interest through publication of any advertisement and this transaction is not being effected by or through any securities broker or dealer. Neither the Company nor Managers, nor any of their respective principals or agents, have made any representation concerning the System or the investment pertaining thereto except as set forth in writing and signed, and the undersigned is not relying on any oral statements in making this investment.

(iii)   The Company has furnished to it such financial and other data relating to the business to be conducted by the Company as it considered necessary or advisable to make an informed decision concerning the acquisition of the Membership Interest. In addition, it has made such independent investigation of the Company and the industry within which the Company operates as it deems appropriate to confirm the suitability of an investment in the Company and risks attendant thereto.

(iv)  It satisfies the requirements of section 25102(f) of the California Corporations Code (if a California resident) in that it (i) has a business or personal relationship with the Company or a Manager which predates the acquisition of the Membership Interest, (ii) has the business or financial experience necessary to protect its own interests in connection with the transactions contemplated hereby, or (iii) has a professional advisor who is unaffiliated with the Company or any Manager and who has the experience described in (ii) above.

(v)   It has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of investments generally and of an investment in the Company in particular and IT IS ABLE TO BEAR THE ECONOMIC RISK OF THIS INVESTMENT TRANSACTION WITH FULL UNDERSTANDING THAT IT CAN LOSE ITS ENTIRE INVESTMENT IN THE COMPANY WITHOUT PRODUCING A MATERIAL ADVERSE CHANGE IN ITS FINANCIAL CONDITION.

(vi)  It is aware that there is no public market for the Membership Interests. No registration statement concerning the Company or the Membership Interests has been filed with the United States Securities and Exchange Commission, or with any other regulatory authority. Neither the Company nor the Membership Interests have been registered or qualified under the California securities laws or the securities laws of any other state. With respect to securities issued to California residents, the Membership will rely on the private sale exemption set forth at section 25102(f) of the California Corporations Code and the transaction will not be qualified with the California Department of Corporations.

(vii) The Membership Interests cannot be transferred or sold unless such transfer or sale is registered pursuant to the Securities Act of 1993, as amended (the "Securities Act"), and registered or qualified pursuant to applicable securities laws, or exemptions from such registrations or qualifications are available. The Membership Interests may not be transferred to any person or entity without the prior written consent of Managers, which consent may require an opinion of the transferor's legal counsel (concurred with by the Company's legal counsel) to the effect that the proposed transfer is exempt from the registration provisions of the Securities Act and from the registration or qualification provisions of any applicable securities law; provided further, that such consent may be withheld through the exercise of Managers’ good faith and reasonable discretion if Managers believe that the transfer is illegal, wrongful or a violation of this Agreement.

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Each Member hereby agrees to defend, indemnify and hold the Company and the other Members, and their agents, employees, officers and directors, if any, harmless from and against any liability, claim, damage, loss, penalty, cost or expense (including, without limitation, attorneys' fees and costs of appeal) arising out of any breach of the foregoing representations by such Member.

(m)   Independent Legal Counsel; Tax Advice. In executing this Agreement, the Members acknowledge, represent and warrant that they have relied solely upon their own judgment, belief and knowledge and have sought the advice and recommendations of their own selected legal counsel and tax advisors concerning the nature, extent and duration of each of their rights and claims relating thereto, the rights affected by this Agreement, the form and content of this Agreement, and the advisability of entering into and executing this Agreement.

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IN WITNESS WHEREOF, the parties have executed, or caused this Agreement to be executed as of the date set forth above.

MEMBERS:

CLASS A MEMBER:

CORVETTE, LLC

/s/ Steven E. Fisher

Name: Steven E. Fisher

Title: Manager

CLASS B MEMBER:

AMERICAN DIVERSIFIED ENERGY, LLC

By:

Name:

Title:

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EXHIBIT A

MEMBERSHIP INTEREST

Name	Maximum Capital Commitment	Percentage Interest
Class A Member Name Corvette, LLC 2702 Cormier Dr. Bakersfield, CA 93311	$2,000,000	75%

Class B Member Name American Diversified Energy, LLC 711 W. 17th Street, Suite D-5, Costa Mesa, CA 92627	The System plus $500,000	25%

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EXHIBIT B

CERTAIN TAX & ACCOUNTING MATTERS

1.     ALLOCATIONS OF PROFITS AND LOSSES. See Agreement Section 4.1.

2.     LIMITATIONS ON LOSSES AND EXCEPTIONS RELATED TO NONRECOURSE DEBT.

2.1   Limitation on Loss Allocations. Except as otherwise provide in Section 4(a)(iv), no allocation under this Exhibit B shall be made to a Member which would cause such Member to have a deficit balance in its Adjusted Book Capital Account which exceeds the amount (if any) which it is required to restore in accordance with the provisions of the Agreement. For purposes of this section, the amount of each Member's share of Company Minimum Gain and each Member's share of Minimum Gain Attributable to Member Nonrecourse Debt (each as hereinafter defined) shall be treated as a limited dollar deficit make-up obligation in such amounts and accordingly shall, for purposes of the preceding sentence, be added to the limited dollar amount (if any) of the deficit balance in such Member's Adjusted Book Capital Account that such Member is required to restore.

2.2  Qualified Income Offset. In the event a Member unexpectedly receives any adjustments, allocations or distributions described in paragraphs (b)(2)(ii)(d)(4), (5), or (6) of Section 1.704-1 of the Regulations, there shall be specially allocated to such Member such items of Company income (including items of gross income) and gain, at such times and in such amounts as will eliminate as quickly as possible that portion of the deficit balance (if any) in its Adjusted Capital Account (as increased for this purpose by the amount which such Member is deemed obligated to restore pursuant to Section 1.704(1)(b)(2)(ii)(c) of the Regulations and the penultimate sentences in Sections 1.704-1T(b)(4)(iv)(f) and 1.704-1T(b)(4)(iv)(h)(5) of the Regulations) caused or increased by such adjustments, allocations or distributions. Allocations under this section will be comprised of a pro rata portion of each item of Company income (including gross income) and gain for the year; however, items of income and gain allocated under this Exhibit B Section 2.4 will be excluded from the operation of this section. The Members intend that the provisions set forth in this section will constitute a "qualified income offset" as described in Section 1.704-1(b)(2)(ii)(d) of the Regulations. The Regulations will control in the case of any conflict between such Regulations and this section.

2.3  Member Nonrecourse Debt. Notwithstanding anything to the contrary in Exhibit B Section 1, any deductions that are attributable to Member Nonrecourse Debt (as hereinafter defined) shall be allocated to the Member that bears the Economic Risk of Loss (as hereinafter defined) for Such Member Nonrecourse Debt. If more than one Member bears such Economic Risk of Loss, such Member Nonrecourse Deductions shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

2.4   Minimum Gain Chargebacks.

(a)      Notwithstanding anything to the contrary in Exhibit B Section 1, in the event that there is a net decrease in the Company Minimum Gain (as hereinafter defined) during a Company taxable year, each Member shall be allocated items of income and gain for such year (and, if necessary, subsequent years) in accordance with Section 1.704-1T(b)(4)(iv)(e) of the Regulations and its requirements for a "minimum gain chargeback."

(b)      Notwithstanding anything to the contrary in Exhibit B Section 1, in the event that there is a net decrease in the minimum gain attributable to a Member Nonrecourse Debt of the Company during a Company taxable year, each Member with a share of the minimum gain attributable to such Member Nonrecourse Debt at the beginning of such taxable year shall be allocated items of income and gain for such year (and, if necessary, subsequent years) in accordance with Section 1.704-1T(b)(4)(iv)(h)(4) of the Regulations.

2.5   Allocation of Liabilities. The Members agree that for purposes of determining their respective shares of the Nonrecourse Liabilities (as hereinafter defined) of the Company under Section 752 of the Internal Revenue Code, each Member's interest in Company profits are in proportion to their respective interests in the profits and losses of the Company as provided in Section 4.1 of the Agreement.

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3.     ITEMS RELATING TO SECTION 704(c) PROPERTY

(a)      Any item of income, gain, loss or deduction relating to an item of Section 704(c) Property (as defined below) shall be allocated in accordance with the requirements of Section 704(c) of the Code and the Regulations thereunder and such other provisions of the Code as govern the treatment of Section 704(c) Property, and the related book item shall be allocated in a manner consistent with the Regulations promulgated under Section 704(b) of the Code.

(b)     As used herein: “Section 704(c) Property" means (i) each item of Company property which is contributed to the Company and to which Section 704(c) of the Code or Section 1.704-1(b)(2)(iv)(d) of the Regulations applies, and (ii) each item of Company property which, as contemplated by Section 1.704-1(b)(4)(i) and other analogous provisions of the Regulations, is governed by the principles of Section 704(c) of the Code (or principles analogous to the principles contained in Section 704(c) of the Code) by virtue of (A) an increase or decrease in the Book Capital Accounts of the Members to reflect a revaluation of Company property on the Company's books as provided by Section 1.704-1(b)(2)(iv)(f) of the Regulations, (B) the fact that it constitutes an account receivable, account payable, or other accrued but unpaid item which, under principles analogous to those applying to an item of Company property having an adjusted tax basis that differs from its Book Basis, is treated as an item of property described in Section 1.704-1(b)(2) (iv)(g)(2) of the Regulations, (C) the constructive liquidation and reconstruction of the Company under Section 708(b)(1)(B) of the Code, or (D) any other provision of the Code or the Regulations (including, without limitation, Section 1.704-1(b)(4)(i) of the Regulations) as the same may from time to time be construed, to the extent that, and for so long as, such item of Company property continues to be governed by the principles of Section 704(c) of the Code (or principles analogous to the principles contained in Section 704(c) of the Code).

4.     MISCELLANEOUS.

4.1   Company Interest Transfer and Adjustment. In the event of a transfer of all or any portion of an interest in the Company in accordance with this Agreement, at any time other than at the end of the Company's fiscal year, the profits, gains, losses, deductions and credits of the Company for such fiscal year shall be allocated between or among each person that was a holder of such interest in the Company during such taxable year, in such manner as determined by Managers, in their discretion, and which is consistent with the provisions of Section 706(d) of the Code.

5.     DEFINITIONS.

“Adjusted Book Capital Account” - With respect to each Member, such Member's Book Capital Account (as defined below) reduced by any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations.

“Book Capital Account” - With respect to each Member the amount of money contributed by such Member to the capital of the Company, increased by the Gross Asset Value of any property contributed by such Member to the capital of the Company (net of liabilities securing such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code) and the amount of any Net Profits allocated to such Member, and decreased by the amount of money distributed to such Member by the Company (exclusive of a guaranteed payment within the meaning of Section 707(c) of the Code paid to such Member), the Gross Asset Value of any Property distributed to such Member by the Company (net of liabilities securing such distributed Property that such Member is considered to assume or take subject to under Section 752 of the Code) and the amount of any Net Losses charged to such Member. The Book Capital Account of a Member who receives a distribution that gives rise to the adjustment to the adjusted tax basis of Company property under Section 734 of the Code shall have a corresponding adjustment made to such Member's Book Capital Account in accordance with the provisions of Regulation Section 1.704-1(b). In the event the Gross Asset Values of Company assets are adjusted pursuant to the terms of this Agreement, the Book Capital Accounts of the Members shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Company recognized gain or loss equal to the amount of such aggregate net adjustment and such gain or loss was allocated to the Members pursuant to the appropriate provisions of this Agreement. In the event the foregoing Book Capital Account definition does not comply with the requirements of Regulation Section 1.704-1(b), then notwithstanding anything to the contrary contained herein, the Book Capital Accounts shall at all times be maintained in accordance with such Regulations.

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“Economic Risk of Loss” - The economic risk of loss within the meaning of Section 1.704-1T(b)(4)(iv)(k)(1) of the Regulations.

“Gross Asset Value” - With respect to any asset of the Company, the asset's adjusted basis for federal income tax purposes; provided, however, that (i) the Gross Asset Value of any asset contributed by a Member to the Company or distributed to a Member by the Company shall be the gross fair market value of such asset (without taking into account Section 7701(g) of the Code), as reasonably determined by Managing Partner and Investor; (ii) the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (without taking into account Section 7701(g) of the Code), as reasonably determined by Managers, upon the termination of the Company for federal income tax purposes pursuant to Section 708(b)(1)(B) of the Code; and (iii) the Gross Asset Values of all Company assets may be adjusted in the sole and absolute discretion of Managers to equal their respective gross fair market values (taking into account Section 7701(g) of the Code), as reasonably determined by Managers, (A) as of the date of the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis contribution to the capital of the Company or (B) upon the distribution by the Company to a retiring or continuing Member of more than a de minimis amount of Company property other than money in reduction of such Member's interest in the Company.

“Net Profits” and “Net Losses” - For each taxable year or other period of the Company, an amount equal to the Company's taxable income or loss, as the case may be, for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss and deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss); subject, however, to the following special rules: (i) any deductions for depreciation, cost recovery or amortization attributable to any assets of the Company shall be determined by reference to their Gross Asset Values, except that if the Gross Asset Value of an asset differs from its adjusted tax basis for federal income tax purposes at any time during such year or other period, the deductions for depreciation, cost recovery or amortization attributable to such asset from and after the date during such year or period in which such difference first occurs shall bear the same ratio to the Gross Asset Value as of such date as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period from and after such date bears to the adjusted tax basis as of such date; (ii) any gain or loss attributable to the taxable disposition of any property shall be determined by the Company as if the adjusted tax basis of such property as of such date of disposition was such Gross Asset Value reduced by all amortization, depreciation and cost recovery deductions (determined in accordance with clause (i) above) which are attributable to said property; (iii) the computation of all items of income, gain, loss and deduction shall be made without regard to any basis adjustment under Section 743 of the Code which may be made by the Company; (iv) any receipts of the Company that are exempt from federal income tax and are not otherwise included in taxable income or loss shall be added to such taxable income or loss; and (v) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Regulation Section 1.704-1(b) shall be subtracted from such taxable income or loss.

“Nonrecourse Deductions” - For each taxable year of the Company, the Company deductions that are characterized as "nonrecourse deductions" under Section 1.704-1T(b)(4)(iv)(b) of the Regulations.

“Nonrecourse Liabilities” - Any “nonrecourse liability” within the meaning of Section 1.704-1T(b)(4)(iv)(k)(3) of the Regulations.

“Company Minimum Gain” - For each taxable year of the Company, the “Company minimum gain” computed strictly in accordance with the principles of Section 1.704-1T(b)(4)(iv)(c) of the Regulations.

“Member Nonrecourse Debt” - For each taxable year of the Company, the Company deductions that are characterized as “partner nonrecourse deductions” under Section 1.704-1T(b)(4)(iv)(h)(3) of the Regulations.

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EXHIBIT C

SOLAR ENERGY POWER PURCHASE AND LICENSE AGREEMENT

INCLUDING AMENDMENT NO. 1 THERETO

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